Exhibit 5

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (THE “DEPOSITARY”) (55 WATER STREET, NEW YORK, NEW YORK) TO THE ISSUER HEREOF OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

REGISTERED No. CUSIP No. ISIN: COMMON CODE:	PRINCIPAL AMOUNT $

BOEING CAPITAL CORPORATION

5.80% Senior Notes due 2013

BOEING CAPITAL CORPORATION, a Delaware corporation (hereinafter called the “Company,” which term includes any successor corporation under the Indenture referred to below), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of MILLION DOLLARS ($ ) on January 15, 2013 (the “Maturity Date”), unless previously redeemed, and to pay interest thereon from July 25, 2002 or from the most recent interest payment date to which interest has been paid or duly provided for, payable semiannually on January 15 and July 15 of each year (each, an “Interest Payment Date”), commencing January 15, 2003, at the rate of 5.80% per annum, until the principal hereof is paid or duly made available for payment. Interest shall be computed on the basis of a 360 day year of 12 30-day months. Interest payable on each Interest Payment Date shall equal the amount of interest accrued for the period commencing on and including the immediately preceding Interest Payment Date in respect of which interest has been paid (or commencing on and including July 25, 2002, if no interest has been paid hereon) and ending on and including the day preceding such Interest Payment Date. Interest shall be payable to the person in whose name this Note is registered at the close of business on the January 1 and July 1 prior to the related Interest Payment Date. Any such interest which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date shall forthwith cease to be payable to the registered Holder (as defined below) hereof on the relevant regular record date by virtue of having been such Holder, and may be paid to the Person in whose name this Note (or one or more predecessor securities) is registered at the close of business on a subsequent Special Record Date (which shall be fixed in accordance with the provisions of the Indenture) for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to the Holders of Notes of this series not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in such Indenture. If any Interest Payment Date or the Maturity Date or any date fixed for redemption (the “Redemption Date”) falls on a day which is not a Business Day, the required payment shall be paid on the next succeeding Business Day with the same force and effect as if made on such date and no interest on such payment shall accrue from and after such date. “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York. Payments of principal and interest hereunder shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts and shall be made immediately available to the Holder hereof.

This Note is one of the duly authorized series of Securities of the Company, designated as the Company’s “5.80% Senior Notes due 2013” (the “Notes”), initially issued in an aggregate principal amount of $600,000,000, all issued or to be issued under and pursuant to an Indenture dated as of August 31, 2000, as amended, modified or supplemented from time to time (as so amended, modified or supplemented, the “Indenture”), duly executed and delivered by the Company to Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as trustee (hereinafter referred to as the “Trustee”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders (the words “Holders” or “Holder” meaning the registered holders or registered holder of the Notes).

The Company shall, subject to the exceptions and limitations set forth below, pay as additional interest on the Notes, such additional amounts (“Additional Amounts”) as are necessary in order that the net payment by the Company of the principal of and interest on this Note to a Holder who is a Non-United States Person (as defined below), after deduction for any present or future tax, assessment or other governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, shall not be less than the amount provided in this Note to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts shall not apply: (1) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the Holder, or a fiduciary, settlor, beneficiary, member or shareholder of such Holder if such Holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by, a fiduciary holder, being considered as: (a) being or having been present or engaged in a trade or business in the United States or having had a permanent establishment in the United States; (b) having a current or former relationship with the United States, including a relationship as a citizen or’ resident thereof; (c) being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax; (d) being or having been a “10-percent shareholder” of the Company as defined in Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended, or any successor provision; or (e) being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; (2) to any Holder that is not the sole beneficial owner of a Note, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership would not have been entitled to the payment of an Additional Amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment; (3) to any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure of the Holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States, or otherwise with respect to the status, of the holder or Holder of this Note (or any beneficiary, settlor, beneficial owner or member thereof), if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party, or by any official interpretation or ruling promulgated pursuant to any of the foregoing, as a precondition to exemption from such tax, assessment or other governmental charge; (4) to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by the Company or its payment agent from the payment; (5) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective after the payment becomes due or is duly provided for, whichever occurs later; (6) to any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or similar tax, assessment or other governmental charge; (7) to any tax, assessment or other governmental charge required to be withheld by any paying agent of the Company from any payment of principal of or interest on this Note, if such payment can be made without such withholding by any other paying agent of the Company; or (8) in the case of any combination of items (1), (2), (3), (4), (5), (6) and (7). The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided herein, the Company shall not be required to make any payment with respect to any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

As used herein, the term “United States” shall mean the United States of America (including the States and the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction, and the term “United States Person” shall mean any individual who is a citizen or resident of the United States, a corporation, partnership (or any other entity treated as a corporation or partnership for United States federal income tax purposes) created or organized in or under the laws of the United States, any State thereof or the District of Columbia (other than a partnership that is not treated as a United States Person under any applicable Treasury- regulations), any estate the income of which is subject to United States federal income taxation regardless of its source, or any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States Persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States Persons prior to such date that elect to continue to be treated as United States Persons, will also be United States Persons. “Non-United States Person” shall mean a person who is not a United States Person.

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after July 25, 2002, the Company becomes or, based upon a written opinion of independent counsel selected by the Company, shall become obligated to pay Additional Amounts, the Company may, at its option, redeem, as a whole, but not in part, this Note on not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of the Notes together with interest accrued but unpaid thereon to the Redemption Date.

The Notes shall be redeemable at any time, at the option of the Company, in whole or in part, on not less than 30 nor more than 60 days’ prior notice, prior to the Maturity Date at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, plus in either case, accrued interest thereon to the Redemption Date.

“Treasury Rate” shall mean, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

“Comparable Treasury Issue” shall mean the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the Notes to be redeemed.

“Independent Investment Banker” shall mean one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

“Comparable Treasury Price” shall mean, with respect to any Redemption Date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer Quotations” shall mean, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury dealer at 3:30 p.m. New York time on the third Business Day preceding such Redemption Date.

“Reference Treasury Dealer” shall mean each of J.P. Morgan Securities Inc. (“JPMorgan”) and Salomon Smith Barney Inc. (“Salomon”) or their affiliates that are primary United States Government securities dealers and their respective successors, and three other Primary Treasury Dealers selected by the Company; provided, that if JPMorgan or Salomon shall cease to be a primary treasury dealer, the Company shall substitute another Primary Treasury Dealer therefore.

“Primary Treasury Dealers” shall mean United States Government securities dealers in New York City.

In the case of any partial redemption, selection of the Notes for redemption shall be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, by lot or by such other method as the Trustee in its sole discretion deems to be fair and appropriate.

Notice of any redemption will be mailed not less than 30 nor more than 60 calendar days before the Redemption Date to the Holder hereof at its registered address. Unless the Company defaults in payment of the redemption price, on and after the Redemption Date interest will cease to accrue on the principal amount of this Note.

If money sufficient to pay the redemption price with respect to this Note on the Redemption Date is deposited with the Trustee on or before the Redemption Date and certain other conditions are satisfied, then on and after such date, interest will cease to accrue on the principal amount of this Note.

The Company may, without notice to, or the consent of, the holders of the Notes, create and issue further Notes, equal in rank to the Notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of the new securities or except for the first payment of interest following the issue date of the new securities) so that the new securities may be consolidated and form a single series with the Notes and have the same terms as to status, redemption or otherwise as the Notes.

This Note is not subject to any sinking fund.

In case an Event of Default shall occur and be continuing, the principal hereof may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the holders of the Notes at any time by the Company and the Trustee with the consent of the holders of not less than 66-2/3% in principal amount of the outstanding Notes. The Indenture also contains provisions permitting the holders of at least 66-2/3% in principal amount of the outstanding Notes, on behalf of the holders of all of the Notes, to waive compliance by the Company with certain provisions of the Indenture. Furthermore, provisions in the Indenture permit the holders of not less than a majority in principal amount of the outstanding Notes, in certain instances, to waive, on behalf of all of the Holders of the Notes, certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and other Notes issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

Subject to certain conditions, the Company at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee money or U.S Government Obligations for the payment of principal and interest on the Notes to the Maturity Date.

If money for the payment of principal or interest remains unclaimed for one year, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, at the rate, and in the coin or currency herein prescribed.

No director, officer, employee or stockholder, as such, of the Company shall have any liability for any obligations of the Company under this Note or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder, by accepting this Note, waives and releases all such liability. The waiver and release are part of the consideration for the issue of this Note.

This Note and the Indenture shall be deemed to be New York contracts, and for all purposes shall be construed in accordance with the laws of said State (without reference to principles of conflicts of law).

Ownership of this Note shall be proved by the register for the Notes kept by the Registrar. The Company, the Trustee and any agent of the Company may treat the person in whose name a Note is registered as the absolute owner thereof for all purposes.

Terms used herein without definition that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Unless the Certificate of Authentication hereon has been executed by the Trustee under the Indenture referred to herein by the manual signature of one of its authorized officers, or on behalf of the Trustee by the manual signature of an authorized officer of the Trustee’s authenticating agent, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed, manually or in facsimile, and an imprint or facsimile of its corporate seal to be imprinted hereon.

Dated:

[SEAL]	BOEING CAPITAL CORPORATION

By:
Name: Title:

Attest:

By:
Name: Title:

Dated:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION:

This is one of the Securities of the series designated therein referred to in the within- mentioned Indenture.

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:
Authorized Officer

ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

Please insert social security number or other identifying number of assignee:

Please print or type name and address (including zip code) of assignee:

the within Note and all rights thereunder, hereby irrevocably constituting and appointing                                  attorney to transfer said Note of Boeing Capital Corporation on the books of Boeing Capital Corporation with full power of substitution in the premises.

Dated:

NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Note in every particular without alteration or enlargement or any change whatsoever. The Signature must be guaranteed by an “eligible guarantor institution meeting the requirements of the Registrar, which requirements include memberships or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act or 1934.